Exhibit 99.1

Wolfspeed Reports Financial Results for the Third Quarter of Fiscal Year 2024

Mohawk Valley Fab Revenue more than Doubled Sequentially; On Track for 20% Utilization in Fourth Quarter of Fiscal 2024

$2.8 Billion of Design-Ins, Second Highest Quarter on Record

DURHAM, N.C. May 1, 2024 -- Wolfspeed, Inc. (NYSE: WOLF) today announced its results for the third quarter of fiscal 2024.
Quarterly Financial Highlights (Continuing operations only. All comparisons are to the third quarter of fiscal 2023)
•Consolidated revenue of approximately $201 million, compared to approximately $193 million
◦Mohawk Valley Fab contributed approximately $28 million in revenue, over a 2x increase from the prior quarter
◦Materials revenue of approximately $99 million - second highest quarter on record
•Power device design-ins of $2.8 billion
•Quarterly design-wins of $0.9 billion - 70% related to EV applications
•GAAP gross margin of 11%, compared to 31%
•Non-GAAP gross margin of 15%, compared to 34%
◦GAAP and non-GAAP gross margins for the third quarter of fiscal 2024 include the impact of $30 million of underutilization costs, representing approximately 1,500 basis points of gross margin. See "Start-up and Underutilization Costs" below for additional information.

"We are pleased with the significant operational milestones achieved in the quarter for Wolfspeed as we continue to be the world’s first fully, vertically integrated 200-millimeter silicon carbide player at scale,” said Wolfspeed CEO, Gregg Lowe. "We are making progress on our Mohawk Valley ramp, more than doubling revenue sequentially in the quarter and reaching more than 16% wafer start utilization in April, giving us confidence in our ability to achieve our 20% utilization target in June 2024. Construction continues at the JP, our 200mm materials factory in North Carolina. During the quarter, we started installing furnaces and connected the facility to the power grid, and we recently hosted our topping out ceremony. As we’ve said before, Mohawk Valley will be the flywheel of growth for Wolfspeed, and the JP will be instrumental in supplying it with high-quality materials. We are encouraged by the operational progress these facilities have made and how it will support our long-term growth trajectory."

Lowe continued, "While there have been headlines around general demand weakness in EVs, we still have more demand than we can supply for the foreseeable future. Our second highest quarter of design-ins to date and more than $5 billion of design-wins so far this fiscal year, tell a compelling story. While the industrial and energy end markets pose short-term headwinds to our results, we firmly believe in the strength of our long-term prospects as the electrification of all things continues across a broad set of applications."

Business Outlook:

For its fourth quarter of fiscal 2024, Wolfspeed targets revenue from continuing operations in a range of $185 million to $215 million. GAAP net loss from continuing operations is targeted at $166 million to $189 million, or $1.32 to $1.50 per diluted share. Non-GAAP net loss from continuing operations is targeted to be in a range of $91 million to $109 million, or $0.72 to $0.86 per diluted share. Targeted non-GAAP net loss from continuing operations excludes $75 million to $80 million of estimated expenses, net of tax, primarily related to stock-based compensation expense, amortization of discount and debt issuance costs, net of capitalized interest, project, transformation and transaction costs and loss on Wafer Supply Agreement.

The GAAP and non-GAAP targets from continuing operations do not include any estimated change in the fair value of the shares of common stock of MACOM Technology Solutions Holdings, Inc. (MACOM) that we acquired in connection with the sale to MACOM of our RF product line (RF Business Divestiture).

Start-up and Underutilization Costs:
As part of expanding its production footprint to support expected growth, Wolfspeed is incurring significant factory start-up costs relating to facilities the Company is constructing or expanding that have not yet started revenue generating production. These factory start-up costs have been and will be expensed as operating expenses in the statement of operations.
When a new facility begins revenue generating production, the operating costs of that facility that were previously expensed as start-up costs will instead be primarily reflected as part of the cost of production within the cost of revenue, net line item in our statement of operations. For example, the Mohawk Valley Fab began revenue generating production at the end of fiscal 2023 and the costs of operating this facility going forward will be primarily reflected in cost of revenue, net in future periods.
During the period when production begins, but before the facility is at its expected utilization level, Wolfspeed expects some of the costs to operate the facility will not be absorbed into the cost of inventory. The costs incurred to operate the facility in excess of the costs absorbed into inventory are referred to as underutilization costs and are expensed as incurred to cost of revenue, net. These costs are expected to be substantial as Wolfspeed ramps up the facility to the expected utilization level.
Wolfspeed incurred $14.4 million of factory start-up costs and $30.4 million of underutilization costs in the third quarter of fiscal 2024. No underutilization costs were incurred in the third quarter of fiscal 2023.
For the fourth quarter of fiscal 2024, operating expenses are expected to include approximately $20 million of factory start-up costs primarily in connection with materials expansion efforts. Cost of revenue, net, is expected to include approximately $29 million of underutilization costs primarily in connection with the Mohawk Valley Fab.

Quarterly Conference Call:

Wolfspeed will host a conference call at 5:00 p.m. Eastern time today to review the highlights of its third quarter results and its fiscal fourth quarter 2024 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Wolfspeed's website at investor.wolfspeed.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Wolfspeed's website at investor.wolfspeed.com/results.cfm.

About Wolfspeed, Inc.

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include silicon carbide material and power devices targeted for various applications such as electric vehicles, fast charging, and renewable energy and storage. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses that are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Wolfspeed's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP, and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Beginning with the fourth quarter of fiscal 2023, the Company no longer excludes start-up expenses from its non-GAAP measures and does not exclude underutilization from its non-GAAP measures. Prior period non-GAAP measures have been updated in this press release to reflect the current presentation of the Company's non-GAAP measures. As a result of this change, previously published non-GAAP financial measures for the Company for prior periods which exclude start-up expenses are not directly comparable to the non-GAAP measures included herein.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our plans to grow the business, our ability to achieve our targets for the fourth quarter of fiscal 2024 and periods beyond, our ability to meet targeted utilization rates at the Mohawk Valley Fab, and our market growth. Actual results could differ materially due to a number of factors including but not limited to, ongoing uncertainty in global economic and geopolitical conditions, such as the ongoing military conflict between Russia and Ukraine and the ongoing conflicts in the Middle East, changes in progress on infrastructure development or changes in customer or industrial demand that could negatively affect product demand, including as a result of an economic slowdown or recession, collectability of receivables and other related matters if consumers and businesses defer purchases or payments, or default on payments; risks associated with our expansion plans, including design and construction delays, cost overruns, the timing and amount of government incentives actually received, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to our restructuring costs; the risk that we do not meet our production commitments to those customers who provide us with capacity reservation deposits or similar payments; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; our ability to convert customer design-ins to design-wins and sales of significant volume, and, if customer design-in activity does result in such sales, when such sales will ultimately occur and what the amount of such sales will be; the risk that the markets for our products will not develop as we expect, including the adoption of our products by electrical vehicle manufacturers and the overall adoption of electrical vehicles; the risk that the economic and political uncertainty caused by the tariffs imposed by the United States on Chinese goods, and corresponding Chinese tariffs and currency devaluation in response, may negatively impact demand for our products; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, including production and product mix, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; risks related to international sales and purchases; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the risk that our investments may experience periods of significant market value and interest rate volatility causing us to recognize fair value losses on our investment; the risk posed by managing an increasingly complex supply chain (including managing the impacts of ongoing supply constraints in the semiconductor industry and meeting purchase commitments under take-or-pay arrangements with certain suppliers) that has the ability to supply a sufficient quantity of raw materials, subsystems and finished products with the required specifications and quality; risks relating to outbreaks of infectious diseases or similar public health events, including the risk of disruptions to our operations, supply chain, including our contract manufacturers, or customer demand; the risk we may be required to record a significant charge to earnings if our remaining goodwill or amortizable assets become impaired; risks relating to confidential information theft or misuse, including through cyber-attacks or cyber intrusion; our ability to complete development and commercialization of products under development; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs; risks associated with strategic transactions; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 25, 2023, and subsequent reports filed with the SEC. These forward-looking statements represent Wolfspeed's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

WOLFSPEED, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Nine months ended
(in millions of U.S. Dollars, except per share data)	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
Revenue, net	$200.7	$192.6	$606.5	$555.8
Cost of revenue, net	178.2	132.8	531.5	371.6
Gross profit	22.5	59.8	75.0	184.2
Gross margin percentage	11%	31%	12%	33%

Operating expenses:
Research and development	52.5	42.4	141.9	122.1
Sales, general and administrative	55.8	55.1	184.8	155.5
Factory start-up costs	14.4	44.6	33.3	120.6
Amortization of acquisition-related intangibles	0.3	0.2	0.9	1.3
Loss on disposal or impairment of other assets	0.6	1.7	1.0	1.9
Other operating expense	5.3	1.5	12.5	5.0
Total operating expense	128.9	145.5	374.4	406.4
Operating loss	(106.4)	(85.7)	(299.4)	(222.2)
Operating loss percentage	(53)%	(44)%	(49)%	(40)%

Non-operating expense (income), net	42.4	(2.9)	98.7	(53.4)
Loss before income taxes	(148.8)	(82.8)	(398.1)	(168.8)
Income tax expense	0.1	0.3	0.6	0.5
Net loss from continuing operations	(148.9)	(83.1)	(398.7)	(169.3)
Net loss from discontinued operations	—	(16.4)	(290.6)	(47.3)
Net loss	($148.9)	($99.5)	($689.3)	($216.6)

Basic and diluted loss per share
Continuing operations	($1.18)	($0.67)	($3.18)	($1.36)
Net loss	($1.18)	($0.80)	($5.49)	($1.74)

Weighted average shares - basic and diluted (in thousands)	125,830	124,439	125,514	124,273

WOLFSPEED, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in millions of U.S. Dollars)	March 31, 2024	June 25, 2023
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$2,550.9	$2,954.9
Accounts receivable, net	124.3	154.8
Inventories	421.2	284.9
Income taxes receivable	0.8	0.8
Prepaid expenses	71.1	36.8
Other current assets	162.7	131.5
Current assets held for sale from discontinued operations	—	42.8
Total current assets	3,331.0	3,606.5
Property and equipment, net	3,221.9	2,165.5
Goodwill	359.2	359.2
Intangible assets, net	23.7	23.9
Long-term receivables	2.8	2.6
Other long-term investments	68.1	—
Deferred tax assets	1.2	1.2
Other assets	688.3	303.3
Long-term assets held for sale from discontinued operations	—	124.5
Total assets	$7,696.2	$6,586.7

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$556.0	$534.5
Accrued contract liabilities	55.8	39.0
Income taxes payable	10.0	9.6
Finance lease liabilities	0.5	0.5
Other current liabilities	104.7	35.7
Current liabilities held for sale from discontinued operations	—	8.6
Total current liabilities	727.0	627.9

Long-term liabilities:
Long-term debt	2,631.7	1,149.5
Convertible notes, net	3,032.6	3,025.6
Deferred tax liabilities	10.8	3.9
Finance lease liabilities - long-term	9.1	9.2
Other long-term liabilities	262.4	143.4
Long-term liabilities held for sale from discontinued operations	—	5.3
Total long-term liabilities	5,946.6	4,336.9

Shareholders’ equity:
Common stock	0.2	0.2
Additional paid-in-capital	3,788.6	3,711.0
Accumulated other comprehensive loss	(12.7)	(25.1)
Accumulated deficit	(2,753.5)	(2,064.2)
Total shareholders’ equity	1,022.6	1,621.9
Total liabilities and shareholders’ equity	$7,696.2	$6,586.7

WOLFSPEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
(in millions of U.S. Dollars)	March 31, 2024	March 26, 2023
Operating activities:
Net loss	($689.3)	($216.6)
Net loss from discontinued operations	(290.6)	(47.3)
Net loss from continuing operations	(398.7)	(169.3)
Adjustments to reconcile net loss to cash used in operating activities of continuing operations:
Depreciation and amortization	135.7	104.5
Amortization of debt issuance costs and discount, net of non-cash capitalized interest	21.7	5.2
Stock-based compensation	63.9	56.3
Gain on equity investment	(7.3)	—
Loss on disposal or impairment of long-lived assets, including loss on disposal portion of factory start-up costs	1.0	3.7
Amortization of premium on investments, net	(21.4)	(1.3)
Deferred income taxes	0.1	0.5
Changes in operating assets and liabilities:
Accounts receivable, net	30.5	(13.8)
Inventories	(132.9)	(54.4)
Prepaid expenses and other assets	(83.6)	(13.2)
Accounts payable	(48.2)	1.8
Accrued salaries and wages and other liabilities	(4.3)	(7.0)
Accrued contract liabilities	11.7	23.5
Net cash used in operating activities of continuing operations	(431.8)	(63.5)
Net cash used in operating activities of discontinued operations	(54.3)	(27.2)
Cash used in operating activities	(486.1)	(90.7)
Investing activities:
Purchases of property and equipment	(1,629.7)	(524.9)
Purchases of patent and licensing rights	(4.3)	(3.6)
Proceeds from sale of property and equipment	0.4	1.7
Purchases of short-term investments	(1,488.6)	(1,020.5)
Proceeds from maturities of short-term investments	1,244.1	238.4
Proceeds from sale of short-term investments	52.7	81.8
Reimbursement of property and equipment purchases from long-term incentive agreement	178.4	131.0
Proceeds from sale of business	75.6	101.8
Net cash used in investing activities of continuing operations	(1,571.4)	(994.3)
Net cash used in investing activities of discontinued operations	(3.1)	(6.4)
Cash used in investing activities	(1,574.5)	(1,000.7)
Financing activities:
Proceeds from long-term debt borrowings	1,500.0	—
Proceeds from convertible notes	—	1,750.0
Payments of debt issuance costs	(46.0)	(31.4)
Cash paid for capped call transactions	—	(273.9)
Proceeds from issuance of common stock	10.9	11.4
Tax withholding on vested equity awards	(17.5)	(17.7)
Payments on long-term debt borrowings, including finance lease obligations	(0.3)	(0.4)
Commitment fees on long-term incentive agreement	(1.0)	(1.0)
Cash provided by financing activities	1,446.1	1,437.0
Effects of foreign exchange changes on cash and cash equivalents	(0.1)	—
Net change in cash and cash equivalents	(614.6)	345.6
Cash and cash equivalents, beginning of period	1,757.0	449.5
Cash and cash equivalents, end of period	$1,142.4	$795.1

Product Line Revenue

	Three months ended		Nine months ended
(in millions of U.S. Dollars)	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
Power Products	$102.1	$101.6	$311.0	$302.1
Materials Products	98.6	91.0	295.5	253.7
Total	$200.7	$192.6	$606.5	$555.8

Non-GAAP Measures of Financial Performance
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Wolfspeed uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP non-operating income (expense), net, non-GAAP net (loss) income, non-GAAP diluted (loss) earnings per share, EBITDA, adjusted EBITDA and free cash flow. These measures are presented for continuing operations only.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Wolfspeed's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Wolfspeed's results of operations in conjunction with the corresponding GAAP measures.
Wolfspeed believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Wolfspeed has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Wolfspeed's management uses financial statements that do not include the items listed below and the income tax effects associated with the foregoing. Wolfspeed's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
Wolfspeed excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock, performance stock awards and employee stock purchases through its Employee Stock Purchase Program. Wolfspeed excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Amortization or impairment of acquisition-related intangibles. Wolfspeed incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Wolfspeed excludes these items because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Project, transformation and transaction costs. The Company has incurred professional services fees and other costs associated with completed and potential acquisitions and divestitures, as well as internal transformation programs focused on optimizing the Company's administrative processes. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.
Severance costs. The Company has incurred costs in conjunction with the termination of key executive personnel. Wolfspeed excludes these items because Wolfspeed believes they have no direct correlation to the ongoing operating results of Wolfspeed's business.

Loss (gain) on legal proceedings. In the third quarter of fiscal 2024, Wolfspeed accrued a liability for payment of customs duties totaling approximately $7.7 million for alleged undervalued duties related to transactions by the Company's former Lighting Products business unit from 2012 to 2017. In fiscal 2023, Wolfspeed received an arbitration award in relation to a former customer failing to fulfill contractual obligations to purchase a certain amount of product over a period of time. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.
Amortization of discount and debt issuance costs, net of capitalized interest. The issuance of the Company's convertible senior notes in April 2020, February 2022 and November 2022, the sale of the Company's 2030 senior secured notes in June 2023, and the receipt of deposits in connection with an unsecured customer refundable deposit agreement in July 2023 results in amortization of discount and debt issuance costs. Wolfspeed excludes amortization of discount and debt issuance costs from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Loss (gain) on Wafer Supply Agreement. In connection with the completed sale of the LED Products business unit to SMART Global Holdings, Inc., and its wholly owned subsidiary, the Company entered into a Wafer Supply and Fabrication Services Agreement (the Wafer Supply Agreement), pursuant to which the Company supplies CreeLED, Inc. (CreeLED) with certain silicon carbide materials and fabrication services for up to four years. Wolfspeed excludes the financial impact of this agreement because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Gain (loss) on equity investment. The Company received shares of MACOM common stock in connection with the RF Business Divestiture. These shares are accounted for utilizing the fair value option and changes in the fair value of the shares are recognized in income. Wolfspeed excludes the impact of these gains or losses from its non-GAAP measures because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Income tax adjustment. This amount reconciles GAAP tax (benefit) expense to a calculated non-GAAP tax (benefit) expense utilizing a non-GAAP tax rate. The non-GAAP tax rate estimates an appropriate tax rate if the listed non-GAAP items were excluded. This reconciling item adjusts non-GAAP net (loss) income to the amount it would be if the calculated non-GAAP tax rate was applied to non-GAAP (loss) income before income taxes.
Wolfspeed may incur some of these same expenses, including income taxes associated with these expenses, in future periods.
In addition to the non-GAAP measures discussed above, Wolfspeed also uses free cash flow as a measure of operating performance and liquidity. Free cash flow represents operating cash flows from continuing operations, less net purchases of property and equipment and patent and licensing rights. Wolfspeed considers free cash flow to be an operating performance and a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, a portion of which can then be used to, among other things, invest in Wolfspeed's business, make strategic acquisitions and strengthen the balance sheet. A limitation of the utility of free cash flow as a measure of operating performance and liquidity is that it does not represent the residual cash flow available to the company for discretionary expenditures, as it excludes certain mandatory expenditures such as debt service.

WOLFSPEED, INC.
Reconciliation of GAAP to Non-GAAP Measures - Continuing Operations Only
(in millions of U.S. Dollars, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three months ended		Nine months ended
	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
GAAP gross profit	$22.5	$59.8	$75.0	$184.2
GAAP gross margin percentage	11%	31%	12%	33%
Adjustments:
Stock-based compensation expense	7.6	5.5	20.0	16.8
Non-GAAP gross profit	$30.1	$65.3	$95.0	$201.0
Non-GAAP gross margin percentage	15%	34%	16%	36%

Non-GAAP Operating Loss

	Three months ended		Nine months ended
	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
GAAP operating loss	($106.4)	($85.7)	($299.4)	($222.2)
GAAP operating loss percentage	(53)%	(44)%	(49)%	(40)%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	7.6	5.5	20.0	16.8
Research and development	3.0	2.3	9.1	8.8
Sales, general and administrative	11.2	9.6	34.8	30.7
Total stock-based compensation expense	21.8	17.4	63.9	56.3
Amortization of acquisition-related intangibles	0.3	0.2	0.9	1.3
Project, transformation and transaction costs	5.3	0.9	12.5	2.9
Executive severance costs	—	0.6	—	1.9
Restructuring costs	—	—	—	0.2
Total adjustments to GAAP operating loss	27.4	19.1	77.3	62.6
Non-GAAP operating loss	($79.0)	($66.6)	($222.1)	($159.6)
Non-GAAP operating loss percentage	(39)%	(35)%	(37)%	(29)%

Non-GAAP Non-Operating (Expense) Income, net

	Three months ended		Nine months ended
	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
GAAP non-operating (expense) income, net	($42.4)	$2.9	($98.7)	$53.4
Adjustments:
Loss (gain) on legal proceedings	7.7	—	7.7	(50.3)
Gain on equity investment	(1.9)	—	(7.3)	—
Amortization of discount and debt issuance costs, net of capitalized interest	7.0	2.3	21.6	5.2
Loss on Wafer Supply Agreement	6.9	4.8	20.4	7.3
Non-GAAP non-operating (expense) income, net	($22.7)	$10.0	($56.3)	$15.6

Non-GAAP Net Loss

	Three months ended		Nine months ended
	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
GAAP net loss	($148.9)	($83.1)	($398.7)	($169.3)
Adjustments:
Stock-based compensation expense	21.8	17.4	63.9	56.3
Amortization of acquisition-related intangibles	0.3	0.2	0.9	1.3
Project, transformation and transaction costs	5.3	0.9	12.5	2.9
Executive severance costs	—	0.6	—	1.9
Restructuring costs	—	—	—	0.2
Loss (gain) on legal proceedings	7.7	—	7.7	(50.3)
Gain on equity investment	(1.9)	—	(7.3)	—
Amortization of discount and debt issuance costs, net of capitalized interest	7.0	2.3	21.6	5.2
Loss on Wafer Supply Agreement	6.9	4.8	20.4	7.3
Total adjustments to GAAP net loss before provision for income taxes	47.1	26.2	119.7	24.8
Income tax adjustment - benefit (expense)	24.1	14.3	65.1	35.9
Non-GAAP net loss	($77.7)	($42.6)	($213.9)	($108.6)

Non-GAAP diluted loss per share	($0.62)	($0.34)	($1.70)	($0.87)
Non-GAAP weighted average shares (in thousands)	125,830	124,439	125,514	124,273

Adjusted EBITDA

	Three months ended		Nine months ended
	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
GAAP net loss	($148.9)	($83.1)	($398.7)	($169.3)
Reconciling items to EBITDA (Non-GAAP)
Income tax expense	0.1	0.3	0.6	0.5
Interest expense (income)	29.4	(8.1)	76.6	(11.4)
Depreciation	45.7	35.2	131.5	100.0
Amortization	1.3	1.3	4.2	4.5
EBITDA (Non-GAAP)	(72.4)	(54.4)	(185.8)	(75.7)

Reconciling items to adjusted EBITDA (Non-GAAP)
Stock based compensation	21.8	17.4	63.9	56.3
Amortization of acquisition-related intangibles	0.3	0.2	0.9	1.3
Project, transformation and transaction costs	5.3	0.9	12.5	2.9
Executive severance costs	—	0.6	—	1.9
Restructuring costs	—	—	—	0.2
Loss (gain) on legal proceedings	7.7	—	7.7	(50.3)
Gain on equity investment	(1.9)	—	(7.3)	—
Loss on Wafer Supply Agreement	6.9	4.8	20.4	7.3
Adjusted EBITDA (Non-GAAP)	($32.3)	($30.5)	($87.7)	($56.1)

Free Cash Flow

	Three months ended		Nine months ended
	March 31, 2024	March 26, 2023	March 31, 2024	March 26, 2023
Net cash used in operating activities	($136.2)	$6.4	($431.8)	($63.5)
Less: PP&E spending, net of reimbursements from long-term incentive agreement	(478.5)	(230.5)	(1,451.3)	(393.9)
Less: Patents spending	(1.1)	(1.3)	(4.3)	(3.6)
Total free cash flow	($615.8)	($225.4)	($1,887.4)	($461.0)

WOLFSPEED, INC.
Business Outlook Unaudited GAAP to Non-GAAP Reconciliation

Three Months Ended
(in millions of U.S. Dollars)	June 30, 2024
GAAP net loss from continuing operations outlook range	($189) to ($166)
Adjustments:
Stock-based compensation expense	23
Amortization of discount and debt issuance costs, net of capitalized interest	11
Project, transformation and transaction costs	7
Loss on Wafer Supply Agreement	7
Total adjustments to GAAP net loss before provision for income taxes	48
Income tax adjustment	32 to 27
Non-GAAP net loss from continuing operations outlook range	($109) to ($91)

Contact:
Tyler Gronbach
Wolfspeed, Inc.
Vice President of External Affairs
Phone: 919-407-4820
investorrelations@wolfspeed.com

Source: Wolfspeed, Inc.